Exhibit 5


Signet Group plc                                        Herbert Smith LLP
15 Golden Square                                        Exchange House
London                                                  Primrose Street
W1F 9JG                                                 London EC2A 2HS
                                                        T  +44 (0)20 7374 8000
                                                        F  +44 (0)20 7374 0008
                                                        DX 28

                                                        www.herbertsmith.com

                                                        Our ref
                                                        2038/5587/30846746
                                                        Your ref

                                                        Date
                                                        12 May 2006


Dear Sirs,

SIGNET GROUP PLC 2005 LONG-TERM INCENTIVE PLAN AND SIGNET GROUP PLC US SHARE OPTION PLAN 2003 (THE "PLANS")

This opinion is given by Herbert Smith LLP which assumes liability for and is responsible for it. No individual owes or shall owe any duty of care to you for or in relation to this opinion.

1.       THE PLANS

1.1 We have acted as English legal advisers to Signet Group plc ("SIGNET") in connection with the requirement for an opinion from counsel to Signet for the purposes of the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on 12 May 2006 (the "S-8") relating to 100 million ordinary shares of 0.5p each of Signet ("ORDINARY SHARES") which may be issued pursuant to the exercise of options granted under the Plans.

1.2 We have been informed by Signet that it is its intention that, if awards under the Plans are to be satisfied by the issue of new Ordinary
         Shares:

         1.2.1 such Ordinary Shares would be issued to the trustee (the "TRUSTEE") of the Signet Group plc Employee Share Trust established by Signet (the "TRUST") or, at the direction of the Trustee, to the person entitled to them under the terms of the award;

         1.2.2 the Trustee would pay to Signet for the issue of such Ordinary Shares a price at least equal to the aggregate nominal value of such Ordinary Shares (or, where the participant pays an exercise price to exercise the option, the full exercise price received from the participant);

         1.2.3 the Ordinary Shares (if not issued direct to the person so entitled to them) would be transferred by the Trustee to that person; and

         1.2.4 where moneys are not received from a participant on the exercise of an option, the funds out of which the Trustee would pay that price would:

                  (A) in the case of the person entitled to the Ordinary Shares being employed by Signet itself, be paid to the Trustee by Signet; and


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                  (B)      in the case of the person entitled to the Ordinary
                           Shares being employed by a subsidiary of Signet (the "EMPLOYING SUBSIDIARY"), normally be paid to the Trustee by the Employing Subsidiary but, if the Employing Subsidiary fails to do so, Signet itself would pay to the Trustee sufficient funds to enable it to pay a price equal to the nominal value of such Ordinary Shares.

2.       SCOPE OF THIS OPINION

2.1 We are solicitors qualified in England and Wales. We express no opinion as to any law other than English law as applied by English courts at the date of this opinion.

2.2      No opinion is expressed as to matters of fact.

2.3 We express no opinion on any encumbrances, restrictions or prohibitions that may arise by law that may affect any particular holder or prospective holder of any of the Ordinary Shares.

2.4 Other than the giving of this opinion, we have not advised in connection with the S-8 or any related document. In particular, but without affecting the generality of the foregoing sentence, we have not advised on the type, adequacy, nature and appropriateness of any of the content of the S-8.

2.5 We have made no investigations and express no opinion as to whether Signet has obtained all and any necessary consents, approvals or licences of any court or governmental agency or of any political subdivision thereof of any applicable jurisdiction other than in England and Wales including, without limitation, those of the United States of America, for the issue by Signet of Ordinary Shares pursuant to the Plans.

2.6 This opinion is governed by and shall be construed in accordance with English law and is given on condition that the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection herewith.

3.       DOCUMENTS WHICH WE HAVE EXAMINED AND ENQUIRIES WHICH WE HAVE MADE

3.1 We have examined and relied upon copies of the following documents for the purposes of giving this opinion:

         3.1.1 the resolutions passed at meetings of the board of directors of Signet and the resolutions passed at the general meetings of the shareholders of Signet approving the Plans, respectively;

         3.1.2    the rules of each of the Plans;

         3.1.3    the Trust Deed constituting the Trust;

         3.1.4 the Memorandum and Articles of Association of Signet current at the date hereof; and

         3.1.5    the S-8.

3.2 On 11 May 2006, at 11.30 a.m. we carried out a search of the Companies House Direct service operated by the Registrar of Companies in England and Wales in respect of Signet.

3.3 On 11 May 2006, at 11.20 a.m. we carried out a telephone search of Signet of the Central Index of Winding-Up petitions maintained by the Companies Court.

3.4 Except as stated above, we have not for the purpose of this opinion examined any agreements, documents or corporate records entered into by or affecting Signet or made any other enquiries concerning Signet or the Ordinary Shares.

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4.       ASSUMPTIONS

4.1 This opinion is based upon the assumption (which may or may not be the case) that:

         4.1.1 all documents (including copy documents) and all signatures and/or seals thereon are genuine;

         4.1.2 all documents (including the constitutional documents) which we have reviewed are and remain up-to-date and effective;

         4.1.3 Signet was solvent immediately after each of the Plans was adopted and has not become insolvent as a result of adopting either of the Plans or otherwise and that Signet has not entered into any composition or arrangement with its creditors (or any class of them);

         4.1.4 in the case of any document from which extracts only have been supplied to us, the extracts do not reveal a misleading view of the document as a whole;

         4.1.5 all statements or opinions as to the matters of fact or intention made by an officer or officers of Signet (whether in writing or orally) to us and upon which we have relied without making any further enquiry in giving this opinion are true, accurate and complete; and

         4.1.6 no relevant restriction or prohibition on the holding of Ordinary Shares applying on or to a particular person will apply to prevent or restrict the issue or sale of the Ordinary Shares to that particular person.

4.2 In giving this opinion we have also assumed that at the date of issue of any of the Ordinary Shares under the Plans:

         4.2.1 each of the Plans and the Trust continues to constitute an employees' share scheme as defined in Section 743 of the Companies Act 1985;

         4.2.2 Signet will have sufficient duly created and duly authorised but unissued Ordinary Shares;

         4.2.3 such Ordinary Shares will be issued in the manner described in paragraph 1.2 above;

         4.2.4 such Ordinary Shares will be duly issued in accordance with the rules of the Plan under which the relevant award has been made, and that the amounts referred to in paragraph 1.2.2 above have been paid in full;

         4.2.5 such Ordinary Shares will be duly issued in accordance with Signet's Articles of Association and the Companies Act 1985;

         4.2.6 the Directors of the Employing Subsidiary or a duly authorised committee thereof will validly have concluded (if applicable) that the contribution by such subsidiary to the Trustee of funds out of which to pay the price for the issue of the Ordinary Shares is bona fide in the interests of that subsidiary for the purpose of an employees' share scheme (as so defined) and that if Signet itself makes the contribution whether in respect of its own employees or by reason of failure by the relevant Employing Subsidiary to do so, the Directors of Signet or a duly authorised committee thereof will have validly concluded (if applicable) that such contribution is bona fide in the interests of Signet for the purposes of an employees' share scheme (as so defined) and the amount of such contribution is, if required by law, provided out of distributable profits of Signet;


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         4.2.7    the Directors of Signet or a duly authorised committee thereof will have passed and not amended or revoked the necessary resolutions to allot and issue the Ordinary Shares, and such resolutions remain in full force and effect;

         4.2.8 there will not have been any change to applicable English law affecting the issue of the Ordinary Shares or, if there is such a change, Signet will have complied with any such law as amended; and

         4.2.9 Signet will not have become insolvent, subject to liquidation or winding-up procedures, receivership or administration or struck off the register or otherwise become subject to any legal disability to issue shares.

5.       OPINION

         Subject to the matters set out above including without limitation the assumptions contained in paragraph 4, and to matters not disclosed to us, it is our opinion that the Ordinary Shares to be issued pursuant to the exercise of options granted under each of the Plans will be validly issued and will be fully paid or credited as fully paid and no further contribution in respect of the Ordinary Shares will be required to be made to Signet by the holders thereof by virtue only of their being such holders.

6.       ADDRESSEES

         This opinion is for the use and benefit of yourselves only and shall not be disclosed or communicated to, or relied on by, any other party or for any other purpose, or quoted or referred to in any public document, or filed with any governmental agency or other person, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the S-8 and the use of our name in the S-8 in the form and context in which it appears therein.



Yours faithfully,

/s/ HERBERT SMITH LLP

HERBERT SMITH LLP





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